Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

National Bank Holdings Corporation:

We consent to the use of our reports dated March 27, 2012, with respect to (i) the Consolidated Statements of Financial Condition of National Bank Holdings Corporation and subsidiaries (fka NBH Holdings Corp.) as of December 31, 2011 and 2010, and the related Consolidated Statements of Operations, Stockholders’ Equity and Other Comprehensive Income, and Cash Flows and the notes thereto for the years ended December 31, 2011 and 2010, and for the period from June 16, 2009 (date of inception) through December 31, 2009 and (ii) the Statement of Assets Acquired and Liabilities Assumed of Community Banks of Colorado, N.A. (acquired by Bank Midwest, N.A. and now referred to as NBH Bank, N.A, a wholly owned subsidiary of National Bank Holdings Corporation) as of October 21, 2011; the use of our report dated November 14, 2011, with respect to the Statement of Assets Acquired and Liabilities Assumed of Bank of Choice (acquired by Bank Midwest, N.A., a wholly owned subsidiary of National Bank Holdings Corporation) as of July 22, 2011; and the use of our reports dated September 28, 2011 with respect to (i) the Statement of Assets Acquired and Liabilities Assumed of Bank Midwest, N.A. (a wholly owned subsidiary of National Bank Holdings Corporation) as of December 10, 2010 and (ii) the Statement of Assets Acquired and Liabilities Assumed of Hillcrest Bank, N.A. (a wholly owned subsidiary of National Bank Holdings Corporation) as of October 22, 2010, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, Missouri

September 16, 2012